Exhibit 99.1b

Farmer Bros. Acquires Coffee Bean International, a Fast-Growing Roaster of Specialty Coffees

TORRANCE, Calif. — (BUSINESS WIRE) — April 30, 2007—Farmer Bros. Co. (Nasdaq:FARM) today announced it has acquired Coffee Bean International (“CBI”). The privately held company, founded in 1972, is one of North America’s first roasters of specialty coffees and is regarded as one of the industry’s premier roasters and wholesalers of specialty coffee.

The specialty coffee market is the fastest-growing sector of the coffee market, and CBI’s annual sales of more than $30 million have grown over the last three years at a compounded annual rate of 21%. Coffee Bean Intl focuses on the upper end of the quality spectrum, serving several thousand customers nationally, including independent specialty coffee shops and larger, prestigious quality-oriented chains and private-label retailers.

“We believe CBI will help re-ignite the growth of Farmer Bros. by establishing an immediate presence in the fast-growing market for specialty coffee,” said Rocky Laverty, President and Chief Operating Officer of Farmer Bros. “As CBI gains access to our capital strength and distribution capabilities, we believe it will be able to further capitalize on the opportunities for its specialty coffees and private-label programs.”

Farmer Bros. paid approximately $22 million in cash under a stock purchase agreement with Coffee Bean Holding Co., Inc., the parent company of Coffee Bean Intl. The final cash outlay will reflect various contingent adjustments.  Farmer Bros. is planning additional investments in the CBI business, including improvements to the roasting plant in Portland that will increase CBI’s capacity.

Coffee Bean Intl will continue to be based in Portland, and will operate as a separate company under its current leadership and management team. After the planned investments in its roasting plant, Coffee Bean Intl will remain one of the few companies with the ability to achieve significant production volumes solely using “artisan” hand-roasting methods that maximize freshness and flavor.

There are few overlaps between the two companies, which compete for different customers and offer distinct products and services. Coffee Bean Intl provides unique specialty coffees to customers such as coffee houses and private-label retailers. Farmer Bros., in contrast, serves a variety of traditional coffee blends at different price points to restaurants such as independent operators and regional and franchise chains, as well as other institutional buyers such as hotels, convenience stores and hospitals. Farmer Bros., through its far-reaching distribution network, competes on the quality and cost of its coffee, its personalized service and timely delivery and its wide range of related products.

“CBI has a well-earned reputation for the highest quality products and for the effectiveness of its marketing and brand management programs. We are thrilled that the people who built this excellent reputation will continue with us in Portland,” said Guenter Berger, Chairman and CEO of Farmer Bros. “Coffee Bean International will benefit from the resources of a larger coffee company that appreciates and supports its vision of helping customers ‘increase desire and appreciation for true artisan-roasted specialty coffees.’ In addition, we are looking forward to tapping its expertise and products in specialty coffee.”

“Our unique company has grown into one of the largest specialty roasters in the U.S., notably without changing the way we roast coffee or the quality of the coffee that we produce.  Farmer Bros. understands our business, supports our operations and growth initiatives, and is providing us with the chance to grow — our way,” said Patrick Criteser, the President and CEO of Coffee Bean Intl. “With the support and resources of Farmer Bros., we will be better positioned to achieve our vision of becoming the world’s preeminent wholesale specialty roaster.”

The two companies began discussing the combination about three years ago. Farmer Bros. has previously stated that it would consider strategic acquisitions of coffee and related businesses as it completed work on its new computer and information systems.

The financial advisor for Farmer Bros. in this transaction was Kerlin Capital Group, LLC of Los Angeles, and legal advisor for Farmer Bros. was Anglin, Flewelling, Rasmussen, Campbell & Trytten LLP. The financial advisor for Coffee Bean Intl was Lincoln International of Chicago.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

About Coffee Bean International

Coffee Bean International Inc., founded in 1972 and headquartered in Portland, Oregon, is one of North America’s first roasters of specialty coffees. It is regarded as one of the industry’s premier roaster/wholesalers, focusing on the upper end of the quality spectrum. It serves more than 2,000 active customers, including many independent specialty coffee retailers and prestigious larger, quality-oriented chains.  For more information, go to:  www.coffeebeanintl.com

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations.  These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact.  These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  Users should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  The Company undertakes no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in the Company’s filings with the SEC.

   CONTACT: Abernathy MacGregor Group

      Jim Lucas/Whitney Hays, 213-630-655